Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Paragon SemiTech USA, Inc. (a development stage company):

We hereby consent to the use in this Registration Statement on Amendment No. 1 to Form SB-2 of our report dated October 1, 2007, relating to the balance sheet of Paragon SemiTech USA, Inc. (a development stage company) (the “Company”) as of June 30, 2007, and the related statements of operations, stockholders’ equity, and cash flows for the fiscal years ended June 30, 2007 and 2006, and for the period from April 10, 2002 (inception) through June 30, 2007, which report appears in such Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Li & Company, PC
Li & Company, PC

Skillman, New Jersey
December 10, 2007